UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

box, inc.

(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value and Opportunity Master Fund L LP

Starboard Value L LP

Starboard Value R LP

Starboard Value R GP LLC

Starboard x master Fund LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

DEBORAH S. CONRAD

JOHN R. MCCORMACK

XAVIER D. WILLIAMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation (the “Company”).

On June 21, 2021, Starboard issued the following press release:

Starboard FILES PRELIMINARY PROXY MATERIALS FOR THE ELECTION OF DIRECTORS AT THE 2021 ANNUAL MEETING OF bOX

Highlights Box’s Subpar Performance, Poor Compensation and Governance Practices, and Recent Stockholder-Unfriendly Actions

Believes Significant Value Can Be Created for the Benefit of All Stockholders with Proper Board Oversight Including Direct Representation of Common Stockholders

Remains Committed to Investment in Box and Does NOT Intend to Tender ANY Shares into the Self-Tender Previously Announced by Box

Open to Reaching Mutually Agreeable Solution but Has Been Disappointed by the Company’s Refusal to Meaningfully Engage

NEW YORK, NY June 21, 2021 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard” or “we”), one of the largest stockholders of Box, Inc. (“Box” or the “Company”) (NYSE: BOX), with an ownership stake of approximately 8.0% of the Company’s outstanding shares, today announced that it has filed preliminary proxy materials with the SEC regarding the election of directors to the Box Board of Directors (the “Board”) at the upcoming 2021 Annual Meeting of Stockholders.

In the preliminary proxy materials, Starboard stated its belief that Box has demonstrated subpar performance, has poor compensation and governance practices, and has recently taken stockholder-unfriendly actions clearly designed to entrench the Board and preserve the status quo in the midst of a potential election contest with Starboard. Starboard also expressed its view that Box is deeply undervalued, with significant opportunities to create value for the benefit of all stockholders.

Peter Feld, Managing Member of Starboard, stated, “We have been one of Box’s largest stockholders for more than two years, and our sole focus during this time has been to help improve the Company’s performance and create long-term value for stockholders. Although some progress has been made in areas where we have repeatedly pushed the Company to improve, Box remains a laggard in the industry, has dramatically underperformed its peer group, and trades at one of the lowest valuation multiples in the software sector. Combining these factors with the recently announced financing transactions and self-tender, which we believe were done largely to entrench the Board and preserve the status quo in the face of pressure from us, leads us to believe that further change is needed on the Board, including direct representation of common stockholders. We believe our slate of highly qualified nominees possesses the right mix of skill sets and the requisite independence to ensure that the Board takes the right steps to enhance stockholder value and provide renewed accountability to stockholders. Based on our view that significant value can be realized at Box with proper governance and oversight, we do not intend to tender any shares into the Company’s ongoing self-tender.

We remain open to working with the Company to find a resolution that is in the best interests of stockholders, but we have been disappointed by the Board’s refusal to meaningfully engage with us. Starboard has a long track record of investing in and serving directly on the boards of our portfolio companies, and we look forward to continuing to engage with our fellow stockholders and sharing more details over the coming weeks and months.”

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Gavin Molinelli, (212) 201-4828

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(855) 208-8901

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Box, Inc., a Delaware corporation (the "Company").

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard Value L LP (“Starboard L GP”), Starboard Value R LP (“Starboard R LP”), Starboard Value R GP LLC (“Starboard R GP”), Starboard X Master Fund Ltd (“Starboard X Master”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith, Peter A. Feld, Deborah S. Conrad, John R. McCormack and Xavier D. Williams.

As of the date hereof, Starboard V&O Fund beneficially owns directly 6,872,443 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”). As of the date hereof, Starboard S LLC directly owns 1,275,334 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 746,496 shares of Common Stock. As of the date hereof, Starboard L Master directly owns 652,637 shares of Common Stock. Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 652,637 shares of Common Stock owned by Starboard L Master. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 746,496 shares of Common Stock owned by Starboard C LP. Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of an aggregate of 1,399,133 shares of Common Stock owned by Starboard C LP and Starboard L Master. As of the date hereof, Starboard X Master directly owns 1,336,220 shares of Common Stock. As of the date hereof, 2,130,533 of Common Stock were held in an account managed by Starboard Value LP (the “Starboard Value LP Account”). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard C LP, Starboard L Master and Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 13,013,663 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and Messrs. Smith and Feld, as members of Principal GP and as members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of 13,013,663 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account. As of the date hereof, Ms. Conrad directly beneficially owns 1,082 shares of Common Stock. As of the date hereof, Mr. McCormack directly beneficially owns 1,150 shares of Common Stock. As of the date hereof, Mr. Williams directly beneficially owns 1,100 shares of Common Stock.